AMENDED AND RESTATED UNDERWRITING AGREEMENT

This Amended and Restated Underwriting Agreement (“Agreement”), originally dated as May 1, 2021 (the “Effective Date”), as amended and restated as of [January 1, 2026] (the “Amendment Date”), is made and entered into by and between SYMETRA LIFE INSURANCE COMPANY (“Symetra Life”), a life insurance company organized under the laws of the State of Iowa having its principal place of business located at 777 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004., and SYMETRA SECURITIES, INC. ("Underwriter"), a corporation organized under the laws of the State of Washington having its principal place of business located at 777 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004. Symetra life and Underwriter are also each referred to herein as a “Party,” and together, the “Parties.”

RECITALS

WHEREAS, Symetra Life has issued and continues to issue to the public certain single premium deferred index-linked annuity contracts identified on Schedule A that are more fully described in the registration statements and the prospectuses hereinafter mentioned (the "Contracts");

WHEREAS, the offering of the Contracts is registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the “1933 Act”);

WHEREAS, pursuant to that certain agreement dated as of May 1, 2021 (the “Underlying Agreement”), Symetra Life engaged the services of Underwriter, a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"), as the underwriter on an agency basis for the offering of the Contracts; and

WHEREAS, the Parties desire to amend and restate the Underlying Agreement to, among other things, modify the compensation to which Underwriter is entitled, subject to the terms, conditions and limitations set forth herein.

NOW THEREFORE, Symetra Life and Underwriter hereby agree as follows:

1.DEFINED TERMS

a.Registration Statement – At any time while this Agreement is in effect, the currently effective registration statement filed with the SEC under the 1933 Act on the applicable prescribed form, or currently effective post-effective amendment thereto, as the case may be, for the Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.

b.Prospectus – At any time while this Agreement is in effect, the prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 424 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 424 under the 1933 Act, from and after the date on which it shall have been filed.

2.AUTHORITY AND DUTIES

a.Symetra Life grants Underwriter the exclusive right, subject to compliance with the registration requirements of the 1933 Act and the provisions of the 1934 Act, to serve as underwriter on an agency basis for the offering of the Contracts.

b.Underwriter shall have authority to enter into selling agreements with broker-dealers (“selling firms”) which are registered as broker-dealers under the 1934 Act and applicable State securities laws, licensed as insurance producers under applicable State insurance laws and, as applicable, appointed by Symetra Life, with authority to sell the Contracts. Any such contractual arrangement shall require the selling firm and its associated persons (“sales representatives”) to comply with licensing, registration, suitability, best interest and sales practice standards and/or requirements applicable to their recommendations of the Contracts adopted by the SEC, FINRA, and any insurance commission or securities commission for any state or other similar jurisdiction or U.S. territory (a “State”) in which selling firms offer or sell the Contracts.

c.Underwriter shall use its best efforts to provide information and marketing assistance for the offering of the Contracts to selling firms and their sales representatives on a continuing basis for so long as the offering is conducted.

d.Symetra Life shall promptly appoint selling firms and their sales representatives as may be required under applicable law of the States for such selling firms and their sales representatives to engage in solicitation activities for the Contracts.

e.Symetra Life shall provide Underwriter access to such records, officers and employees of Symetra Life at reasonable times as is necessary to enable Underwriter to fulfill its obligations as the underwriter under the 1933 Act for the offering of the Contracts and to perform due diligence and to use reasonable care.

3.RELATIONSHIP OF THE PARTIES

Symetra Life and Underwriter acknowledge that in connection with the services provided by Underwriter under this Agreement, Underwriter is acting as an independent contractor and is an agent of Symetra Life only with respect to its role as underwriter for the offering of the Contracts. Symetra Life and Underwriter acknowledge that: officers, agents and shareholders of Symetra Life are or may be interested in Underwriter as directors, officers, shareholders, or otherwise; directors, officers, agents and shareholders of Underwriter are or may be interested in Symetra Life as officers, shareholders or otherwise; Underwriter may be interested in Symetra Life as a shareholder or otherwise; and the existence of any such dual interest shall not affect the validity this Agreement or of any transactions hereunder except as otherwise provided by specific provisions or applicable law.

4.REPRESENTATIONS AND WARRANTIES

a.Symetra Life represents and warrants to Underwriter as of the Effective Date of this Agreement and for so long as the offering of the Contracts is conducted that:

i.A true, complete and correct copy of the Registration Statement and Prospectus filed with the SEC prior to the Effective Date of this Agreement has been provided to Underwriter and true, complete and correct copies of any amendments or supplements to the Registration Statement and Prospectus made after the
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effective date of this Agreement will be promptly provided to Underwriter at the time that they are filed with the SEC;

ii.The Registration Statement as it became effective conformed, any further amendments or supplements thereto will when they become effective, and any Prospectus will when filed pursuant to Rule 424 under the 1933 Act, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the SEC under the 1933 Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with information furnished in writing to Symetra Life by Underwriter expressly for use therein;

iii.The Contracts have been duly authorized by Symetra Life and conform to the descriptions thereof in the Registration Statement and Prospectus and, when issued as contemplated by the Registration Statement and Prospectus, shall constitute legal, validly issued and binding obligations of Symetra Life in accordance with their terms;

iv.Symetra Life is validly existing as a life insurance company in good standing under the laws of the State of Iowa, with power to own its properties and conduct its business as described in the Prospectus, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it conducts any business;

v.The performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a violation of any of the provisions of or default under any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Symetra Life is a party or by which Symetra Life is bound (including Symetra Life's Charter or By-laws as a life insurance company, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Symetra Life or any of its properties);

vi.There is no consent, approval, authorization or order of any court or governmental agency or body required for the consummation by Symetra Life of the transactions contemplated by this Agreement, except such as may be required under State insurance or securities laws in connection with the distribution of the Contracts; and

vii.There are no material legal or governmental proceedings pending to which Symetra Life is a party or of which any property of Symetra Life is the subject (other than as set forth in the Prospectus, or litigation incident to the kind of business conducted by Symetra Life) which, if determined adversely to Symetra Life, would individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of Symetra Life.

b.Underwriter represents and warrants to Symetra Life that:
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i.Underwriter is a broker-dealer duly registered with the SEC pursuant to the 1934 Act, is a member in good standing of FINRA, and is in compliance with the securities laws of those States in which it conducts business as a broker-dealer;

ii.The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of or constitute a default under any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Underwriter is a party or by which Underwriter is bound (including the Certificate of Incorporation or By-laws of Underwriter or any order, rule or regulation of any court or governmental agency or body having jurisdiction over either Underwriter or its property); and

iii.To the extent that any statements made in the Registration Statement or Prospectus, or any amendment or supplement thereto, are made in reliance upon and in conformity with written information furnished to Symetra Life by Underwriter expressly for use therein, such statements will, when they become effective or are filed with the SEC, as the case may be, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.BOOKS AND RECORDS

a.Symetra Life and Underwriter shall cause to be maintained and preserved for the periods prescribed, such accounts, books and other documents as are required of each of them by applicable laws and regulations with respect to the offering and issuance of the Contracts. Each party shall furnish to the other party such reports as may be reasonably requested by the other party for the purpose of meeting the reporting and recordkeeping requirements applicable to the other party. All books and records of Symetra Life including those that are developed or maintained under this Agreement are and shall remain the property of Symetra Life and are subject to its exclusive control;

b.Subject to applicable SEC or FINRA restrictions, Symetra Life shall send confirmations of transactions in the Contracts to each owner of a Contract on behalf of the selling firm designated as agent-of-record for such Contract. Symetra Life shall keep copies of such confirmations and records of transactions and shall make them available to Underwriter upon request.

6.SALES MATERIALS

a.Underwriter shall utilize the currently effective Prospectus in connection with its underwriting, marketing and distribution efforts. As to other types of sales material (including free writing prospectuses) whether created by Underwriter or Symetra Life, Underwriter shall use such materials only if: (i) such materials have been approved by Symetra Life for use in the marketing and distribution of the Contracts; (ii) such materials comply with content standards under the laws, rules and regulations applicable to the
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offering of the Contracts; and (iii) applicable regulatory filing requirements have been satisfied. Underwriter shall require selling firms to agree to use only those sales materials (including free writing prospectuses) which have been authorized for use by Symetra Life.

b.Underwriter shall not distribute any Prospectus, sales literature (including free writing prospectuses) or any other printed matter or material used in the underwriting and distribution of any Contract if, to the knowledge of Underwriter, any of the foregoing misstates the duties, obligations or liabilities of Symetra Life or Underwriter.

7.COMPENSATION AND EXPENSES

a.Effective for periods on and after the Amendment Date, a quarterly settlement shall occur detailing all compensation and expenses owed by Company to Underwriter pursuant to this Agreement. All undisputed compensation and expenses owed by Company to Underwriter shall be paid quarterly in arrears within thirty days of the quarterly settlement in accordance with the Accounting Practices and Procedures Manual. Advancement of funds by Company is prohibited except to pay for the services defined in this Agreement.

b.Symetra Life shall reimburse Underwriter in such amount equal to the total of Underwriter’s obligations to Underwriter’s associated persons and to selling firms with respect to all payments for the Contracts issued by Symetra Life (“Total Commission Expense”). Symetra Life may pay the Total Commissions Expense directly to Underwriter’s associated persons and to selling firms on Underwriter’s behalf. Additionally, for periods on and after the Amendment Date, Symetra Life shall pay Underwriter a fee equal to 6% of the Total Commissions Expense incurred by the Underwriter.

c.Symetra Life will pay or cause to be paid:

i.Registration fees for registering the Contracts under the 1933 Act;

ii.The expenses, including counsel fees, of preparing a Registration Statement, Prospectus and such other documents as Symetra Life believes are necessary for registering the Contracts with the SEC and such States as are deemed necessary or appropriate;

iii.Expenses incident to preparing amendments or supplements to the Registration Statement or Prospectus;

iv.Expenses for preparing and printing all Registration Statements, Prospectuses and sales materials and the expense of supplying them to the applicants for the Contracts;

v.Expenses incident to the issuance of its Contracts; and

vi.Expenses incident to the preparation and mailing of notices and reports.

d.Underwriter shall record and reflect all expenses, including expenses paid for by Symetra Life, in its financial statements and related documents, in accordance with FINRA Notice
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03-63 and related SEC regulations, as applicable. Underwriter shall prepare and submit financial reports with FINRA as required by applicable regulations.

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8.ANTI-MONEY LAUNDERING COMPLIANCE

The parties shall comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “Patriot Act”), its implementing regulations, and related SEC rules, including without limitations, Customer Identification Program (“CIP”) rules. Further, the parties shall comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the Parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

9.SAFEGUARDING OF PERSONAL INFORMATION

The parties each affirm that they have procedures in place reasonably designed to protect the privacy of Customer Confidential Information and will maintain such information they acquire pursuant to this Agreement in confidence and in accordance with all applicable privacy laws. “Customer Confidential Information” includes, by way of example and not limitation, all client-related information (including the names, addresses, telephone numbers, social security numbers and account numbers of such referred clients, as well as non-public personal information of such clients) that the parties receive. Notwithstanding the foregoing, each party shall have the right to use or disclose Customer Confidential Information: (i) to the full extent required to comply with applicable laws or requests of regulators; (ii) as necessary in connection with the party’s audit, legal, compliance or accounting procedures; (iii) as necessary or permitted by applicable laws in the ordinary course of business under this Agreement; (iv) as authorized by a customer; and (v) to protect against or prevent fraud. Customer Confidential Information does not include (i) information which is now generally available in the public domain or which in the future enters the public domain through no fault of the receiving party; (ii) information that is disclosed to the receiving party by a third party without violation by such third party of an independent obligation of confidentiality of which the receiving party is aware; or (iii) information that the disclosing party consents in writing that the receiving party may disclose.
10.LEGAL AND REGULATORY ACTIONS

a.Symetra Life and Underwriter shall notify the other promptly of any substantive complaint received by either party with respect to Symetra Life, Underwriter or any respective representative or employee with respect to any Contract. The parties shall cooperate in investigating such complaint and any response by either party to such complaint shall be sent to the other party for written approval not less than five business days prior to its being sent to the customer or any regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. In any event, neither party shall release any such response without the other party’s prior written approval.

b.Symetra Life and Underwriter shall notify the other upon the happening of any material event, if known by such notifying party, which makes untrue any material statement made in the Registration Statement or Prospectus or which requires the making of a change therein in order to make any statement made therein not materially misleading. In
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addition, Symetra Life shall notify Underwriter immediately or in any event as soon as possible under the circumstances of the following:

i.If Symetra Life becomes aware that any Prospectus, sales literature or other printed matter or material used in marketing and distributing any Contract contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading;

ii.Of any request by the SEC for any amendment to a Registration Statement, for any supplement to the Prospectus, or for additional information;

iii.Of the issuance by the SEC of any “stop order” with respect to a Registration Statement or any amendment thereto, or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts;

iv.Of any event of the Contracts’ noncompliance with the applicable requirements of federal tax law or regulations, rulings, or interpretations thereunder that could jeopardize the Contracts’ status as annuity or life insurance contracts, as applicable;

v.Of any change in applicable insurance laws or regulations of any State materially adversely affecting the insurance status of the Contracts or Underwriter’s obligations with respect to the distribution of the Contracts; and

vi.Of any loss or suspension of the approval of the Contracts or distribution thereof by a State securities commission or State insurance commission, any loss or suspension of Symetra Life’s certificate of authority to do business or to issue annuity contracts in any State, or of the lapse or termination of the Contracts’ registration, approval or clearance in any State.

c.Symetra Life and Underwriter shall notify the other in writing upon being apprised of the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts. Symetra Life and Underwriter shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement.

11.TERMINATION

a.This Agreement shall terminate automatically upon its assignment by either party to another person unless the other party has consented to the assignment.

b.This Agreement shall terminate without the payment of any penalty by either party upon sixty (60) days' advance written notice.

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c.This Agreement shall terminate at the option of Symetra Life upon institution of formal proceedings against Underwriter by FINRA or by the SEC, or if Underwriter or any representative thereof at any time:

i.Employs any device, scheme, artifice, statement or omission to defraud any person;

ii.Fails to account and pay over promptly to Symetra Life money due it according to Symetra Life's records; or

iii.Violates the conditions of this Agreement.

12.LIMITATION OF LIABILITY

Underwriter shall indemnify, defend and hold Symetra Life (including its officers, directors, employees and agents) harmless for any and all claims, losses, judgements, fines or penalties (collectively “Claims”) arising out of or in connection with Underwriter’s (or its officers, directors, agents, employees, controlling persons and any other person or entity affiliated with Underwriter or retained by it to perform or assist in the performance of its obligations under this Agreement) willful misfeasance/misconduct, bad faith, gross negligence or reckless disregard of obligations or duties (collectively “Disabling Conduct”). In the absence of Disabling Conduct on the part of Underwriter (or its officers, directors, agents, employees, controlling persons and any other person or entity affiliated with Underwriter or retained by it to perform or assist in the performance of its obligations under this Agreement), Underwriter shall not be subject to liability to Symetra Life or for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates.

13.NOTICE

Any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, as set forth below:

If to Symetra Life:            President
Symetra Life Insurance Company
Law Department SC-11
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

If to Underwriter:            President
                                Symetra Securities, Inc.
Law Department SC-11
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

14.GENERAL PROVISIONS

a.This Agreement and any matters related to this Agreement shall be governed by the laws of the State of Washington without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of Washington.
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b.This Agreement, along with any Schedules attached hereto, may be amended from time to time by the mutual agreement and consent of the undersigned parties.

c.In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

d.If Symetra Life is placed in receivership or seized by the commissioner under the state receivership Act: (i) All of the rights of Symetra Life under the agreement extend to the receiver or the commissioner; (ii) All books and records will immediately be made available to the receiver or the commissioner and shall be turned over to the receiver or the commissioner immediately upon the receiver's or the commissioner's request; (iii) Underwriter shall have no automatic right to terminate the Agreement if Symetra Life is place in receivership per Iowa Code Chapter 507C; and (iv) Underwriter will continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the commissioner under Iowa Code chapter 507C, and will make them available to the receiver for so long as Underwriter continues to receive timely payment for services rendered.

e.Symetra Life will maintain oversight for functions provided to it by Underwriter and Symetra Life will monitor services performed by Underwriter pursuant to this Agreement annually for quality assurance purposes.

f.Any amendment to or assignment of this Agreement requires prior approval by the Iowa Insurance Division (“IID”). Notification will be sent to the IID upon termination of this Agreement.

g.To the extent applicable to this Agreement, all funds and invested assets of the Symetra Life are the exclusive property of Symetra Life held for the benefit of Symetra Life and subject to Symetra Life’s exclusive control.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed by their authorized persons, to be effective as of the date set forth above.

SYMETRA LIFE INSURANCE COMPANY

BY:

Tommie Brooks, Chief Financial Officer         Date

SYMETRA SECURITIES, INC.

BY:

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Andrew Farrell, President             Date
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Schedule A

Symetra Trek – an Individual Single Premium Deferred Index-Linked Annuity Contract
Symetra Trek Frontier - an Individual Single Premium Deferred Index-Linked Annuity Contract
Symetra Trek Plus - an Individual Single Premium Deferred Index-Linked Annuity Contract

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